EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
TransCanada 401(k) and Savings Plan:

We consent to the incorporation by reference in the registration statements (No. 333-184074 and No. 333-151736) on Form S-8 of TransCanada Corporation of our report dated June 25, 2015, with respect to the statement of net assets available for benefits of the TransCanada 401(k) and Savings Plan as of December 31, 2014, which report appears in the December 31, 2015 annual report on Form 11-K of the TransCanada 401(k) and Savings Plan.

/s/ KPMG LLP

Houston, Texas
June 16, 2016